For Immediate Release

Ormat Technologies Contact:

Investor Relations Contact:

Dita Bronicki

Todd Fromer / Marybeth Csaby

CEO and President

KCSA Worldwide

+1-775-356-9029

+212-896-1215 / 212-896-1236

dbronicki@ormat.com

tfromer@kcsa.com / mcsaby@kcsa.com

Ormat Technologies and Kenyan Power & Lighting Sign Agreements for the
Second Phase of the Olkaria Geothermal Project

Reno, Nevada, January 22, 2007– Ormat Technologies, Inc. (NYSE: ORA) today announced the receipt of necessary regulatory approvals and the execution of definitive agreements by its subsidiary with the Kenyan Power & Lighting Company (KPLC) for the construction of the second phase of its Olkaria III power project., KPLC is the Kenyan parastatal electricity transmission and distribution company,

Construction of the second phase will commence upon the establishment and exchange of the agreed securities, which is expected to occur in the first quarter of 2007.  Completion of phase two is expected approximately 20 months after construction begins.

Upon completion, phase two of the project will add 35 MW to the existing Olkaria III plant, bringing the plants total capacity to approximately 48 MW and total anticipated annual revenues  to approximately $32 million .

Dita Bronicki, Chief Executive Officer of Ormat stated; “We are very pleased to be able to continue the private investment in the private power sector in Kenya, bringing to the Kenyan people additional clean energy from an indigenous energy resources “.

About Ormat Technologies

Ormat Technologies, Inc. is a vertically integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, builds, owns and operates geothermal power plants. Ormat is a pioneer in Organic Rankine Cycle (ORC) technology and a leader in the manufacture of ORC power equipment.

It also designs, develops and builds, and owns and operates, recovered energy-based power plants. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power generating equipment, and provides related services. Ormat products and systems are covered by more than 70 patents. Ormat currently operates the following geothermal power plants: in the United States -- Brady, Heber, Mammoth, Ormesa, Puna and Steamboat; in the Philippines -- Leyte; in Guatemala -- Zunil; in Kenya -- Olkaria; and in Nicaragua -- Momotombo. In the U.S., Ormat owns and operates four OREG1 Recovered Energy Generation plants.

Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2006 and the Prospectus Supplements filed with the Securities and Exchange Commission on April 5 and December 14, 2006.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

# # #